Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-218090 on Form S-3 and Registration Statement No. 333-210832 on Form S-8 of MGM Growth Properties LLC of our report dated March 30, 2018, (September 18, 2018 as to the adoption of ASU 2016-18 Statement of Cash Flows (Topic 230):Restricted Cash), relating to the consolidated financial statements of Northfield Park Associates, LLC and Subsidiary as of and for the years ended December 31, 2017 and 2016 appearing in this Current Report on Form 8-K/A of MGM Growth Properties LLC expected to be dated September 19, 2018.

/s/ DELOITTE & TOUCHE LLP
Cleveland, Ohio
September 18, 2018